Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP

The Board of Directors Global Med Technologies, Inc.:

We consent to the use of our report dated July 18, 2008, with respect to the consolidated balance sheets of INLOG SA and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years then ended, included in this current report on Form 8-K of Global Med Technologies, Inc.

/s/ Ernst & Young

Lyon, France September 5th, 2008